Exhibit 4.45

DATED                     2020

(1) NATIVUS LIFE SCIENCES LIMITED

AND

(2) MULTIPAK LIMITED

DISTRIBUTION AND MARKETING AGREEMENT

-i-

THIS DISTRIBUTION AND MARKETING AGREEMENT (this “Agreement”) is made on January 14, 2020 (“Effective Date”)

BETWEEN

(1)	NATIVUS LIFE SCIENCES LIMITED, a company incorporated in the Cayman Islands (Company No. 324644) whose office address is at 17/F, Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong (“Seller”); and

(2)	MULTIPAK LIMITED, a company registered in Hong Kong (Company No. BR. 05414987) whose office address is at [ ], Hong Kong (“Distributor”).

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the contrary intention appears, the following words and phrases shall have the following meanings:

“Affiliate”	with respect to a Party, any other Party that Controls, is Controlled by, or is under common Control with such Party.

“Approved Channels”	any customer as agreed by both Parties from time to time for Products;

“Catastrophic Failure”	for a particular model, fifteen percent (15%) or more of all Ordered Products of such model delivered to Distributor in a continuous period of six (6) months fail to be in compliance with the warranty set out in clause 11.1;

“Commencement Date”	the date of this Agreement;

“Control”	(i) beneficial ownership of 50 percent or more of the voting securities or other ownership interest (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests of such person; or (ii) the possession, directly or indirectly, of the power to direct the management and policies of such person, whether through the ownership of voting securities, by contract, declaration of trust or otherwise. The terms “Controlled by” or “under common Control with” shall be construed accordingly.

“Group”	a group of companies including the Seller, its subsidiaries, holding companies and/or Affiliate of the Seller from time to time;

“Intellectual Property”	any copyright, designs (registered or unregistered), trademark, patent or other industrial or intellectual property right subsisting in the Territory in respect of the Products, and any applications for any of the foregoing;

“Local Regulations”	all laws and regulations affecting the manufacture, sale, packaging and labelling of Products which are in force within the Territory at the date of this Agreement;

“Ordered Products”	those products which make up individual Orders;

“Order”	an order for the Products placed in accordance with clause 5;

“Party”	either Seller or Distributor, as the case may be, and “Parties” means Seller and Distributor;

“Products”	the products listed in Schedule 1 (as amended by Seller from time to time);

“Retailer”	any third party who acquires Products for the purpose of selling directly to consumers;

“Sell-Off Period”	a period of three months beginning on the date of termination (for whatever reason) of this Agreement;

“Term”	the period beginning with the Commencement Date and ending on the last to expire of either the Initial Term or any Renewal Term(s);

“Territory”	Hong Kong and China and such other territories as agreed by both Parties from time to time;

“Trademarks”	any trademarks owned by or used by Seller or the Group on or in relation to the Products at any time during this Agreement including those given in Schedule 2; and

“Year”	a period of twelve months beginning on the Commencement Date or any anniversary of that date.

1.2	In this Agreement unless otherwise specified:-

1.2.1	reference to a person includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

1.2.2	reference to a statute or statutory instrument or any of its provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time be amended or re-enacted;

1.2.3	reference to words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders; and

1.2.4	reference to clauses or schedules is to the clauses in and schedules to this Agreement. The schedules form part of the operative provisions of this Agreement and references to this Agreement shall include references to the schedules.

1.3	The headings in this Agreement are for convenience only and shall not affect the construction hereof.

1.4	Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the scope of the words preceding those terms.

2.	APPOINTMENT OF DISTRIBUTOR

Seller appoints Distributor as its non-exclusive distributor for the distribution and resale of the Products through the Approved Channels in the Territory and Distributor agrees to act in that capacity subject to the terms and conditions of this Agreement.

3.	DURATION

3.1	This Agreement shall come into force on the Commencement Date and continue for an initial term of one year (the “Initial Term”). Unless terminated by either Party upon at least thirty (30) days written notice prior to the end of the Initial Term or a Renewal Term, and subject to clause 3.2 and 14, this Agreement shall automatically renew for additional terms of one year (each a “Renewal Term”).

3.2	This Agreement shall have a maximum duration of five years (that is, the Initial Term and four Renewal Terms).

4.	NON-EXCLUSIVITY

4.1	Seller shall appoint any third party in the Territory as a distributor or agent for the Products through the Approved Channels in the Territory.

4.2	For clarity, nothing in this Agreement prevents the Seller or the Group from:

4.2.1	selling directly to Retailers or end-users within the Territory; or

4.2.2	appointing any other person as a distributor to supply customers within the Approved Channels.

4.3	Distributor shall not (and shall ensure that its Affiliates shall not) obtain the Products for resale from any person other than the Seller or Group;

4.4	Distributor may appoint sub-distributors (each a “Sub-Distributor”) where necessary to enable Distributor to maintain adequate sales coverage with written consent of the Seller (or its Affiliates). If Distributor does so:

4.4.1	Distributor shall enter into a written agreement with the Sub-Distributor containing identical obligations to those provided for in this Agreement; and

4.4.2	Distributor shall provide to the Seller or the Group a copy of any such sub-distributorship agreement.

Distributor shall be liable to the Seller or the Group for compliance by the Sub-Distributors with the terms of this Agreement and any act of omission of a Sub-Distributor which, had it been an act or omission of the Distributor, would have been a breach of this Agreement will be considered to be a breach by the Distributor of this Agreement.

4.5	Nothing in this Agreement shall entitle Distributor to:

4.5.1	any priority of supply in relation to the Products as against Seller’s other distributors or customers; or

4.5.2	any right or remedy against the Seller or the Group if any of the Products are passively sold in the Territory from outside the Territory by any person other than the Seller or the Group.

4.6	Nothing in this Agreement prevents any other distributor of the Products outside of the Territory from fulfilling passive orders for Products received from persons within the Territory.

5.	SUPPLY OF THE PRODUCTS

5.1	Orders for the Products shall be placed with sufficient advance notice to the Group by the Distributor prior to Distributor’s requested delivery date and shall be made in writing via e-mail by Distributor to Seller to such email address as Seller may specify from time to time, or in such other manner as Seller shall specify from time to time.

5.2	No Order shall be binding until accepted by the Seller or the Group. The Seller or the Group shall have absolute discretion to accept or refuse Orders. Each Order for the Products shall constitute a separate contract.

5.3	Distributor and Seller will agree on all transportation, taxes, and insurance charges in relation to any accepted Order.

5.4	Seller shall from time to time provide Distributor with its then-current price list.

5.5	Seller shall not be under any obligation to continue to manufacture all or any of the Products.

5.6	Seller shall notify Distributor of the estimated date of delivery of Ordered Products to the premises, but does not purport to guarantee any such estimate, nor is Distributor entitled to rely on such estimate.

5.7	Distributor shall have a reasonable period (the “Inspection Period”) from the landing of the Products in the Territory to inspect the Ordered Products and confirm that such Products comply with the Order. After the Inspection Period, such Ordered Products shall be deemed to have been accepted. Distributor shall notify Seller in writing within the Inspection Period if any Ordered Products are not accepted by Distributor due to noncompliance with the Order.

6.	PAYMENT

6.1	Payment arrangements for Ordered Products shall be agreed by both Parties prior to shipment.

7.	MARKETING AND PROMOTION

7.1	Both Parties will agree on all marketing and promotion in relation to the Products in the Territory, including all marketing in the Approved Channels and to Retailers and for retail promotion in relation to the Products in the Territory, subject to the final consent of the Seller or the Group.

7.2	Distributor shall use its best endeavours to increase and extend the sales of the Products throughout the Territory and shall work diligently to obtain Orders and maintain adequate staff and a sufficient sales network in order to facilitate such increase and extension of the sales of the Products.

8.	DISTRIBUTOR OBLIGATIONS

8.1	Distributor shall:

8.1.1	be responsible for all customer service and support of sales in the Territory, and shall maintain a support department utilizing support software and applicable knowledge bases as the Seller and the Group may recommend from time to time;

8.1.2	keep and maintain for the duration of this Agreement and for two (2) years after its termination full, proper and up to date books of the accounts and records showing clearly all enquiries, transactions, sales, deliveries, invoices, payments and proceedings relating to the distributorship (including details of returns of Products) and, upon request, allow any person authorised on behalf of the Seller or the Group access to such books and records, provide copies of such books and records, and provide Seller reports, returns and other information relating to the distributorship; and

8.1.3	provide Seller with the reports, to be agreed by both Parties, containing information about both its and all its Sub-Distributors’ activities.

8.2	Distributor warrants to Seller that it has informed Seller of all Local Regulations. Distributor shall give Seller as much advance notice as reasonably possible of any prospective changes in the Local Regulations.

8.3	Distributor shall procure that:

8.3.1	it and its employees and agents will comply in all material respects with all Local Regulations;

8.3.2	it will take all necessary actions to safeguard against it and its employees and agents from offering, giving, promising to give, or authorizing giving, directly or indirectly, any money or anything else of value to any person including any government official, political party, political official, or candidate for political office in order to influence any business decision relating to the Products or otherwise in connection with its activities under this Agreement;

8.3.3	it and its employees will comply in all material respects with any social and environmental responsibility standards that Seller may adopt from time to time; and

8.3.4	it adopts (in furtherance of 8.3.2 above) the following in accordance with the best practices in its industry: (i) a policy prohibiting illegal payments; (ii) periodic risk assessment guidelines and tools; (iii) written procedures for reporting suspected illegal payments; (iv) due diligence guidelines for dealing with agents; (v) regular training programs for its employees and agents; and (vi) a monitoring program with respect to all of the foregoing.

9.	INDEMNITIES

9.1	Subject to Distributor fulfilling all the conditions in clause 9.2, Seller shall indemnify Distributor against any claim (including damages, reasonable costs, claims, demands and expenses) brought by a third party against Distributor in respect of:

9.1.1	damage to property, death or personal injury arising from any fault or defect in the materials or workmanship of the Products existing at the time of delivery to Distributor;

9.1.2	any allegation that the sale or use of the Products in the Territory infringes any Intellectual Property of any third party;

except to the extent the liability arises as a result of the action or omission of Distributor.

9.2	Subject to Seller fulfilling all the conditions in clause 9.1, Distributor shall indemnify Seller and the Group against any claim (including damages, reasonable costs, claims, demands and expenses) brought by a third party against Seller or the Group in respect of:

9.2.1	any loss arising out of a sale by Distributor of the Products in the Territory; or

9.2.2	any loss arising out of a breach by Distributor of any provision of this Agreement;

except to the extent the liability arises out a matter referred to in clauses 9.1.1 and 9.1.2.

9.3	The Party wishing to claim under the indemnities in clause 9.1 or 9.2 (the “Indemnified Party”) shall, as soon as it becomes aware of a matter which may result in that claim:

9.3.1	give the other Party (the “Indemnifying Party”) written notice of the details of the matter;

9.3.2	give the Indemnifying Party access to and allow copies to be taken of any materials, records or documents as the Indemnifying Party may require to take action under clause 9.3.3;

9.3.3	allow the Indemnifying Party the exclusive conduct of any proceedings and take any action that the Indemnifying Party requires to defend or resist the matter, including using professional advisers nominated by Seller or the Group; and

9.3.4	not admit liability or settle the matter without the Indemnifying Party’s written consent.

10.	PRODUCT RECALLS

10.1	Distributor shall, at the cost of the Seller or the Group, give any assistance that Seller and/or the Group shall reasonably require to recall, as a matter of urgency, Products from the retail or wholesale market.

10.2	Distributor undertakes to maintain appropriate, up-to-date and accurate records to enable the immediate recall of any Products or batches of Products from the retail or wholesale markets. These records shall include records of deliveries to customers (including batch numbers, delivery date, name and address of customer, telephone number, fax number and e-mail address).

11.	WARRANTIES, DEFECTS AND LIABILITY

11.1	Seller warrants that each Ordered Product complies with the specification given to the relevant manufacturer for that Product. Seller’s sole liability, and Distributor’s sole remedy, in relation to a breach of this clause 11.1, is to comply with the procedure set out in clause 11.2. For the avoidance of doubt, other than as set out in this clause 11, Distributor shall have no right to return any Ordered Products to Seller.

11.2	Seller shall have no liability in relation to any failure of an Ordered Product to comply with the warranty set out in clause 11.1 (or otherwise for any defect in the Ordered Product), unless that Ordered Product forms part of a Catastrophic Failure, in which case the procedure set out in clause 11.3 shall apply.

11.3	If there has been a Catastrophic Failure, the following procedure shall apply:

11.3.1	Distributor shall notify Seller as soon as it is aware that there has been a Catastrophic Failure and provide full detail of the Ordered Products forming part of that Catastrophic Failure (“Returnable Products”);

11.3.2	if Seller confirms its approval to Distributor that there has been a Catastrophic Failure, Distributor shall (at its own cost) return all Returnable Products to such address as Seller may notify Distributor for that purpose;

11.3.3	pending being notified by Seller as to whether and where Distributor should return the Returnable Products, Distributor shall (at its own cost) store those Products;

11.3.4	following the return of the Returnable Products to the address notified, Seller shall verify whether or not there has been a Catastrophic Failure and if there has, then Seller shall give Distributor a credit of the original price of the Returnable Products against future Orders placed by Distributor; and

11.3.5	without prejudice to clause 11.3.1, Seller shall have no liability for any Returnable Products unless the Distributor notifies Seller of such Catastrophic Failure within twelve (12) months from the Order date of such Returnable Product.

11.4	Seller warrants that it has title to the Products.

11.5	Except as provided in clauses 11.1 to 11.4 above, Seller gives no warranty in relation to the supply of Products under this Agreement and all express or implied warranties are excluded, including any warranty as to quality and fitness for purpose.

11.6	The liability of Seller to Distributor under this Agreement, including without limit for breach of contract (including the warranties), misrepresentation (except that fraudulently made) and tort (including negligence) is limited or excluded as follows:

11.6.1	Seller shall in no circumstances be liable to Distributor in respect of:-

(a)	any loss of profit, loss of revenue, loss of use, loss of contract, loss of goodwill; or

(b)	any indirect or consequential loss;

11.6.2	subject to paragraph 11.6.3 below, the aggregate liability of Seller to Distributor in any Year shall be limited to an amount equal to the total amount paid or payable by Distributor in relation to all Products which are subject to Orders accepted by Seller in that Year; and

11.6.3	without prejudice to the provisions of clauses 11.1 and 11.2, the aggregate liability of Seller to Distributor incurred arising out of or in connection with any particular Order for Products is limited to either the total price paid or payable for the Products subject to that Order or the cost of replacing the same (whichever is the lesser amount).

11.7	Nothing in this Agreement shall exclude or limit the liability of Seller for death or personal injury resulting from its negligence or for fraud.

12.	INTELLECTUAL PROPERTY

12.1	Seller authorises Distributor to use the Trademarks in the Territory on or in relation to the Products for the purposes only of exercising its rights and performing its obligations under this Agreement.

12.2	Distributor shall ensure that each reference to and use of any of the Trademarks by Distributor complies with this clause 12 and that the Trademarks are only used in reference to the Products set forth on Schedule 2 (as Seller may amend from time to time) and accompanied by an acknowledgement, in a form approved by Seller, that the same is a trademark (or registered trademark) of Seller.

12.3	Distributor shall not:

12.3.1	make any modifications to the Products or their packaging;

12.3.2	alter, remove or tamper with any Trademarks, numbers, or other means of identification used on or in relation to the Products;

12.3.3	use any of the Trademarks in any way which might prejudice their distinctiveness or validity or the goodwill of Seller and the Group in those Trademarks;

12.3.4	use in relation to the Products any trademarks other than the Trademarks without obtaining the prior written consent of Seller or the Group; or

12.3.5	use in the Territory any trademarks or trade names so resembling the Trademarks as to be likely to cause confusion or deception.

12.4	Except as provided in clause 12.1, Distributor shall have no rights in respect of any Trademarks or of the goodwill associated with those Trademarks, and Distributor acknowledges that, except as expressly provided in this Agreement, it shall not acquire any rights in respect of any Trademarks and that all such rights and goodwill are, and shall remain, vested in Seller or the Group.

12.5	Distributor shall, at the expenses of Seller or the Group, take all steps reasonably required to assist Seller and the Group in maintaining the validity and enforceability of the Trademarks and other Intellectual Property of the Seller and the Group during the term of this Agreement.

12.6	Distributor shall at the request of Seller or the Group execute and record at any appropriate registry such licences in respect of the use of the Trademarks in the Territory as Seller and the Group may reasonably require, provided that the provisions of any licences shall not be more onerous or restrictive than the provisions of this Agreement.

12.7	Without prejudice to the right of Distributor or any third party to challenge the validity of any Intellectual Property of Seller or the Group, Distributor shall not, nor shall it authorise any third party to, perform any act which would or might invalidate or be inconsistent with any Intellectual Property of Seller or the Group and shall not omit or authorise any third party to omit, to perform any act which, by its omission, would have such an effect.

12.8	Seller and the Group shall be responsible for, and have the sole and exclusive right to participate in, all proceedings relating to the Trademarks and shall in its sole discretion decide what action, if any, to take in respect of any infringement or alleged infringement of or by the Trademarks, including any action under the Trademarks Act 1994 section 30 or any similar or equivalent legislation, or passing-off or any other claim or counterclaim brought or threatened in respect of the use or registration of the Trademarks. At the request and expenses of Seller or the Group, Distributor must co-operate with Seller and the Group in any action, claim or proceedings brought or threatened in respect of the Trademarks. Seller and the Group shall reimburse Distributor for all costs reasonably and properly incurred in connection with its requested cooperation, including reasonable legal expenses.

12.9	Distributor shall promptly and fully notify Seller or the Group if any infringement or claim concerning Seller comes to Distributor’s notice, including (a) any actual, threatened or suspected infringement in the Territory of any Intellectual Property of Seller or the Group or (b) any claim by a third party that the importation of the Products into the Territory, or their sale in the Territory, infringes the rights of any other person. At the request and expenses of Seller or the Group, the Distributor shall perform such acts as may be reasonably required to assist Seller and the Group in taking or resisting any proceedings in relation to any such infringement or claim.

13.	INSURANCE

13.1	Seller and Distributor shall each be responsible for its own insurance arrangements.

14.	TERMINATION

14.1	Seller may terminate this Agreement upon at least thirty (30) days prior written notice to Distributor for any reason.

14.2	Either Party (the “Terminating Party”) may terminate this Agreement upon written notice to the other Party if:

14.2.1	the other Party commits a material breach of any of the terms or conditions of this Agreement, provided that, where the breach is capable of remedy, such breach has not been remedied within thirty (30) days of written notice from the Terminating Party to the other Party; or

14.2.2	the other Party is unable to pay its debts; becomes insolvent; is subject to an order or a resolution for its liquidation, administration, winding-up or dissolution (otherwise than for the purposes of a solvent amalgamation or reconstruction); has an administrative or other receiver, manager, trustee, liquidator, administrator or similar officer appointed over all or any substantial part of its assets; enters into or proposes any composition or arrangement with its creditors generally; is subject to any analogous event or proceeding in any applicable jurisdiction; or ceases or threatens to cease to carry on business.

14.3	Seller may terminate this Agreement upon written notice to Distributor at any time if:

14.3.1	Distributor is late by more than thirty (30) days or such other period as agreed by the Seller in payment of any amount due under this Agreement;

14.3.2	Distributor at any time challenges the validity of any Intellectual Property of Seller or the Group;

14.3.3	Distributor takes any actions or otherwise that could reasonably be expected to have, individually or in the aggregate, an adverse effect on the reputation or interests of Seller or the Group; or

14.3.4	there is any change in the Control of Distributor which has not been approved in writing in advance by Seller.

14.4	During the Sell-Off Period (a) Distributor shall be entitled to sell off its stock of Products; (b) Distributor shall continue to provide the reports required under clause 8.1.3; and (c) Distributor shall not be entitled to return any Products under clause 11.2 or otherwise (and for clarity Seller shall have no liability for any breach of the warranty in clause 11.1 in relation to any such Product). At the end of the Sell-Off Period, Distributor shall (at Seller’s option) destroy such Products then remaining in its stock or return the Products to Seller (or its designate) at Seller’s expense.

14.5	Other than for damages for breach of contract prior to termination, Distributor acknowledges that it is not entitled to any compensation or indemnity upon termination including for any loss of possible profits, anticipated sales, expenses incurred, reimbursements, leases, real estate improvements or any other commitments related to the affairs of Distributor, including the possible restructuring made necessary by the termination, non-renewal or expiration of the Agreement.

14.6	Termination shall not affect:-

14.6.1	the rights and obligations of the Parties that have accrued prior to termination; and

14.6.2	the coming into or the continuance in force of any obligations which expressly or by implication are intended to come into or continue in force on or after such termination.

15.	CONFIDENTIALITY

15.1	Except as provided in clauses 15.2, 15.3 and 15.4, Distributor shall keep confidential: the terms of this Agreement, all information (written or oral) concerning the business, customers or financial information of Seller or the Group that it has received as a consequence of the discussions leading up to this Agreement or which it subsequently receives as a consequence of the performance of this Agreement, including without limitation, all know-how, product information, business, marketing and product plans and price lists (“Confidential Information”).

15.2	Notwithstanding clause 15.1, Distributor may disclose Confidential Information to its legal, financial and other business advisors (in each case in so far as such advisors need to know such Confidential Information) or as may be required by law or by any regulatory authority.

15.3	Clause 15.1 shall not apply to Confidential Information which Distributor can demonstrate was: (i) already in its possession prior to its receipt from Seller or the Group; (ii) was subsequently disclosed to it lawfully by a third party who did not obtain such Confidential Information (directly or indirectly) from Seller or the Group; or (iii) was in the public domain at the time of receipt by Distributor or has subsequently entered the public domain other than as a result of a breach of clause 15.1 by Distributor.

15.4	The obligations of Distributor under this clause 15 shall survive termination of this Agreement (however caused).

16.	FORCE MAJEURE

16.1	If either Party is prevented or delayed in its performance of this Agreement by an event of Force Majeure, the Party so affected shall be excused from such performance to the extent of such prevention or restriction.

16.2	If an event of Force Majeure occurs such that Seller is unable to perform all its then existing obligations (whether binding or not) to supply the Products (whether to Distributor under this Agreement or any other agreement or to any other person), Seller may allocate those Products which it can supply as it sees fit in its sole discretion and in doing so it may take into account the importance to it of a particular customer (including in terms of value, volume, duration of the relationship, and its assessment of the prospects for future dealings).

16.3	In this clause 16, an event of “Force Majeure” is any act or condition beyond the reasonable control of a Party including without limitation, strikes, riots, lock-outs, trade disputes, acts of restraints of Governments or the imposition of restrictions on the manufacture, exportation, importation, or distribution of the Products, or shortage of components or other resources needed for the manufacture of Products.

17.	NOTICES

17.1	All notices to be given under this Agreement (including approvals, consents and other communications) shall be in writing and shall be sent by post, email or facsimile. However, if either Party sends a notice under this Agreement by facsimile, it shall also send the original notice by post. All notices sent by post shall be sent to the address of the other Party set out at the commencement of this Agreement (or to such other address as either Party may notify to the other under the provisions of this clause 17).

17.2	If to Seller:

Address:	17/F, Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong
Attention:	Mr. Ian Huen
Email:	ian.huen@aptorumgroup.com

17.3	If to Distributor:

Address:
Attention:
Email:

18.	GENERAL

18.1	Nothing in this Agreement constitutes a partnership, joint venture or principal and agent relationship between Seller and Distributor. Neither Party shall have any right to obligate or bind the other Party in any manner whatsoever, and nothing in this Agreement shall give, or is intended to give, any rights of any kind to any third person, including any employees of Distributor. The Contracts (Rights of Third Parties) Ordinance (Cap.623) does not apply to this Agreement.

18.2	If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by applicable laws and if the rights or obligations of any Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect and the Parties will use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with applicable laws and achieves, as nearly as possible, the original intention of the Parties.

18.3	No delay or failure on the part of either Party to exercise or to enforce any right given to it by this Agreement or at law shall constitute a waiver of either Party’s respective rights under this Agreement or operate so as to prevent the exercise or enforcement of any such right at any time.

18.4	This Agreement supersedes any prior agreements and arrangements between Seller and Distributor and constitutes the entire agreement between Seller and Distributor. No addition to or modification of this Agreement shall be effective unless it is in writing and signed by a duly authorized representative of both Seller and Distributor.

18.5	Seller may assign this Agreement and any of its rights or obligations under this Agreement. Distributor shall not assign, transfer, charge or make over this Agreement, its rights hereunder or any part of this Agreement without the prior written consent of Seller.

18.6	This Agreement shall be construed as governed in accordance with Hong Kong law and the Parties submit to the exclusive jurisdiction of the Hong Kong courts provided that Seller (but not Distributor) may also bring proceedings in any other court which has competent jurisdiction.

18.7	This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.

[Signature pages to follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be duly executed in duplicate by their authorized officers effective as of the Effective Date.

FOR AND ON BEHALF OF
NATIVUS LIFE SCIENCES LIMITED

By:
Name: Ian Huen
Title: Director

FOR AND ON BEHALF OF
MULTIPAK LIMITED

By:
Name: Alfred Wong
Title: Managing Director

SCHEDULE 1

PRODUCTS

DOI®

Yam powder tablets to be formulated according to proprietary technologies of the Seller and the Group.

SCHEDULE 2

TRADEMARK

Mark	Registered Proprietor	Number	Classes	Region

DOI	Aptorum Group Limited	304850857	5, 30, 32	Hong Kong